EXHIBIT 4.19

OPERATION AND MANAGEMENT AGREEMENT

This Operation and Management Agreement (the “Agreement”) is entered into on December 17, 2013 in Shanghai, China among:

Party A:

Shanghai HJX Digital Technology Co., Ltd.

Legal Address:	No.55, Lane 1135, Jiasong Zhong Road, Huaxin Town, Qingpu District, Shanghai

Legal Representative:	Yang Dongjie

Party B:

Shanghai HJX Electronic Technology Co., Ltd. (“Shanghai HJX Electronic”)

Legal Address:	Room 187, Area E, First Floor, Building 1, No.1288, Huateng Road, Huaxin Town, Qingpu District, Shanghai

Legal Representative:	Yong Dongjie

Party C:

Yang Dongjie

ID Card No.:	140106196803232537

Address:	Room 302,303, Apt 6, Building 1, No.5 North Jia Heping Li, Chaoyang District, Beijing

Ge Weiguo

ID Card No.:	320203196607100019

Address:	Room 402, No. 24, Lane 1111, Donglan Road, Minhang District, Shanghai

Party A, Party B and Party C are hereinafter collectively referred to as the “Parties” and individually as a “Party.”

Whereas:

(1)	Party A is a wholly foreign owned enterprise established in China;

(2)	Party B is a limited liability company registered in China with an independent legal person status;

(3)	Party A and Party B have established business relationship by entering into a Exclusive Technical Services Agreement (the “Service Agreement”);

(4)	Party A and Party C have entered into a certain Equity Pledge Agreement (the “Equity Pledge Agreement”) to ensure Party B’s payment of the technical service fee to Party A based on the Service Agreement;

(5)	Pursuant to the Service Agreement, Party B shall pay to Party A certain technical service fee. However, up to now, the technical service fee is still not yet paid and the daily operation of Party B has a material effect on its ability to pay to Party A the technical service fee;

(6)	Party C constitutes the shareholders of Party B and has a 100% equity interest in Party B. Yang Dongjie and Ge Weiguo hold a 75% equity interest and a 25% equity interest respectively in Shanghai HJX Electronic.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, the Parties hereby agree as follows:

1.	To ensure Party B’s daily operation and management, Party A agrees to provide guarantee for Party B’s obligations to a third party under any contract or agreement entered into between Party B and a third party or other transactions at the request of a third party and then a guarantee agreement will be entered into. Party B agrees to provide counter-guarantee with its accounts receivable and its assets in connection with the aforesaid Party A’s guarantee.

2.	As a condition precedent to Article 1 hereof and to ensure the performance of other operation agreements between Party A and Party B (for example, the payment of Party B’s technical service fee), Party B and Party C (i.e., Party B’s shareholder) hereby agree that without the prior written consent of Party A, Party B shall not carry out any transaction which may materially affect its assets, obligations, rights or operation or management, including, but not limited to:

(1)	borrow money from or assume debt for any third party;

(2)	purchase or sell any assets or rights or interests from or to any third party, including, but not limited to, any intellectual property rights;

(3)	provide any third party with guarantee interest in Party B’s assets or intellectual property rights;

(4)	transfer to any third party any agreement with respect to Party B’s business.

3.	To ensure the performance of other operation agreements between Party A and Party B (for example, the payment of Party B’s technical service fee), Party B and Party C (i.e., Party B’s shareholder) hereby agree to accept company policies and guidance provided by Party A from time to time with respect to Party B’s employment and dismissal of employees, daily operation and management and financial management policies.

4.	Party B and Party C (i.e., Party B’s shareholder) hereby agree that: (1) the persons appointed by Party A or its affiliates will attend and exercise the voting right at the meeting of shareholder of Party B on behalf of Party C (i.e., Party B’s shareholder); (2)Party B and Party C will appoint candidates nominated by Party A or its affiliates as Party B’s directors and undertake that the constitution of the board of directors of Party B and the directors’ rights shall be in consistency with those of the board of directors of Party A; (3) Party B will appoint persons employed and designated by Party A as Party B’s general manager and other senior management persons; (4) Party B and Party C will amend Party B’s articles of association in accordance with the above agreement. If such candidates as nominated by Party A or its affiliate no longer act as a director of Party A or its affiliate or are no longer employed by Party A or its affiliate, whether they are voluntarily resigned or dismissed by Party A, they will accordingly no longer hold any positions in Party B. In such case, Party B shall appoint other management persons employed or designated by Party A.

5.	Party B and Party C (i.e., Party B’s shareholder) hereby agree and acknowledge that, in addition to relevant provisions in Article 1 hereof, if Party B needs to fulfill any guarantee or needs any guarantee for its working capital to be borrowed during its operation, Party B shall first apply to Party A for such guarantee. In such case, Party A shall have the right but no obligation to provide Party B with proper guarantee. If Party A does not provide such guarantee, it shall promptly send a written notice to Party B for Party B’s seeking guarantee from a third party. If Party A is willing to provide guarantee, Party A will enter into a contract with Party B or the parties may otherwise enter into a guarantee agreement. Party A’s warrant hereunder does not by itself constitute Party A’s obligation to act as a guarantor under any guarantee agreement which has not yet been signed by Party A.

6.	If any of the agreements between Party A and Party B is expired or terminated, Party A shall have the right but no obligation to terminate all of the agreements between Party A and Party B, including but not limited to the Service Agreement.

7.	This Agreement may be amended or supplemented only by agreement in writing executed by each of the Parties. Any such amendment or supplement is an integral part of this Agreement with the same force and effect as this Agreement.

8.	Unless there is a written notice regarding change of address, all notices relating to this Agreement shall be addressed to the following address and delivered by personal delivery, fax or registered mail. If notice is given through registered mail, the date on the confirmation slip shall be deemed the date of delivery. If notice is given by personal delivery or via fax, the date of actual receipt shall be deemed the date of delivery. In the case of delivery via fax, the original copy of the notice shall be sent to the following relevant address by personal delivery or by registered mail.

Party A:	Shanghai HJX Digital Technology Co., Ltd.

Address:	No.55, Lane 1135, Jiasong Zhong Road, Huaxin Town, Qingpu District, Shanghai

Party B:	Shanghai HJX Electronic Technology Co., Ltd.

Address:	Room 187, Area E, First Floor, Building 1, No.1288, Huateng Road, Huaxin Town, Qingpu District, Shanghai

Party C:

Yang Dongjie

Address:	Room302,303, Apt 6, Building 1, No.5 North Jia Heping Li, Chaoyang District, Beijing

Ge Weiguo

Address:	Room 402, No. 24, Lane 1111, Donglan Road, Minhang District, Shanghai

9.	The validity, interpretation, performance and settlement of disputes under this Agreement shall all be governed by the laws of the People’s Republic of China.

10.	Disputes arising out of or in connection with this Agreement shall first be resolved through consultation among the Parties. If a dispute can not be resolved within 30 days after consultation begins, any Party may bring the dispute to the China International Economic and Trade Arbitration Commission in Beijing for arbitration under the auspices of three arbitrators designated in accordance with its rules. The arbitration award shall be final and binding upon the Parties.

11.	This Agreement shall be concluded after it is signed or affixed seals by the Parties. The Parties agree that this Agreement shall take effect as of December 17, 2013. During the valid existence of Party A and Party B hereunder, unless this Agreement is early terminated in accordance with its relevant provisions herein, this Agreement shall continue to be valid for ten years from the effective date hereof. The term of this Agreement shall be automatically extended for another ten years except Party A may terminate this Agreement in writing three months before its expiration.

12.	Any successor to a Party hereto shall assume the rights and obligations of such Party hereunder as if it were a Party to this Agreement.

13.	This Agreement is executed in four original copies, with one for each of the Parties. The Parties may execute more counterparts if necessary.

14.	This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all oral and written understandings and agreements among the Parties with respect to the subject matter prior the effective date of this Agreement. This Agreement shall not be amended without the consent of Party A’s auditing committee or other independent institution of its board of directors.

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(This is the signature page, which does not contain any part of the text of this Agreement)

Shanghai HJX Digital Technology Co., Ltd. (Corporate Seal)

Legal Representative: Yang Dongjie (Signature)

Shanghai HJX Electronic Technology Co., Ltd. (Corporate Seal)

Legal Representative:	Yang Dongjie (Signature)

Yang Dongjie (Signature)

Ge Weiguo (Signature)